Exhibit 99.1

TWO Provides Business Update

Announces Resolution of Litigation and Third Quarter 2025 Common and Preferred Stock Dividends

New York, August 20, 2025 – TWO (Two Harbors Investment Corp, NYSE: TWO), an MSR-focused REIT, today provided a business update regarding the resolution of pending litigation and its third quarter 2025 common and preferred stock dividends.

Resolution of Pine River Litigation

•	The company has entered into a settlement agreement, dated as of August 20, 2025, resolving all claims in its litigation with PRCM Advisers LLC, Pine River Capital Management L.P., and Pine River Domestic Management L.P. (collectively, “Pine River”).

•	Pursuant to the settlement agreement, the company has agreed to make a one-time cash payment of $375 million to Pine River, which is payable within thirty days of the date of the settlement agreement.

•	The company expects to fund the settlement payment through a combination of cash on hand and available borrowing capacity, and will continue to have ample liquidity following the payment.

•	Pine River will relinquish all ownership claims to intellectual property used by the company.

“The resolution of this matter is an important development for our company that allows us to move forward with clarity and certainty of purpose,” said Bill Greenberg, TWO’s President and CEO. “We believe we are well positioned with the depth of expertise, investment strategy and operational opportunities to execute and deliver value for our stockholders.”

Business Update

•	The company estimates that its book value was approximately $12.73 per common share as of August 15, 2025 (before giving effect to any common stock dividend accrual, but after giving effect to preferred stock dividend accrual), compared to $12.14 per common share as of June 30, 2025, representing a total economic return of approximately 4.9%.

o	After adjusting for the settlement payment, the company estimates that its book value as of August 15, 2025 would be approximately $11.06 per common share (before giving effect to any common stock dividend accrual, but after giving effect to preferred stock dividend accrual).

•	In the third quarter, the company signed a term sheet with a new subservicing client, seeded by the sale by the company of approximately $20 billion unpaid principal balance in MSR on a servicing-retained basis, subject to customary settlement procedures. This new relationship will increase the company’s third-party subservicing business to $31 billion unpaid principal balance, or approximately 138,000 loans.

Third Quarter Common and Preferred Stock Dividends

The Board of Directors of TWO today declared a dividend of $0.34 per share of common stock for the third quarter of 2025. The third quarter dividend is payable on October 29, 2025 to common stockholders of record at the close of business on October 3, 2025.

The company’s common stock dividend is a function of several factors, including sustainability, earnings and return potential of the portfolio, taxable income, impact to book value and the market environment. The third quarter 2025 dividend reflects the company’s book value after giving effect to the settlement payment.

TWO also declared today the following preferred stock dividends for the third quarter of 2025:

Series of Preferred Stock	Ticker	Per Annum Dividend Rate		Dividend Per Share
8.125% Series A Cumulative Redeemable Preferred Stock	TWO.PRA	8.125%		$0.50781
7.625% Series B Cumulative Redeemable Preferred Stock	TWO.PRB	7.625%		$0.47656
7.25% Series C Cumulative Redeemable Preferred Stock	TWO.PRC	9.58689	%(1)	$0.61250

(1) The Series C Cumulative Redeemable Preferred Stock accrue dividends at a floating rate, as determined on each dividend determination date, equal to the Three-Month CME Term SOFR plus 0.26161% plus 5.011%.

The Series A, Series B and Series C preferred dividends are payable on October 27, 2025 to the applicable preferred stockholders of record at the close of business on October 10, 2025.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Forward-looking statements are not intended to be a guarantee of future results, but constitute the Company’s current expectations based on reasonable assumptions. Such forward-looking statements include, but are not limited to, those related to the settlement agreement, the funding of the settlement payment, estimated book values, the company’s liquidity position, the payment of the third quarter common and preferred stock dividends, the company’s subservicing business and new client relationships, and the sale of MSR assets and closing thereof.

Actual results could differ materially from those projected in the Company’s forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in the prospectus supplement related to the offering and the Company’s filings with the SEC, including, but not limited to, the risks discussed under Item 1A: “Risk Factors” and Item 7: “Management's Discussion & Analysis” in the Company’s 2024 Annual Report on Form 10-K and in any subsequent reports filed with the SEC. Potential investors are encouraged to read the Company’s filings to learn more about the risk factors associated with the Company’s business. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except where required by law.

About TWO

TWO (Two Harbors Investment Corp., NYSE: TWO), a Maryland corporation, is a real estate investment trust that invests in mortgage servicing rights, residential mortgage-backed securities and other financial assets. TWO is headquartered in St. Louis Park, MN.

Additional Information

Stockholders of TWO and other interested persons may find additional information regarding the company at www.twoinv.com, at the Securities and Exchange Commission’s internet site at www.sec.gov or by directing requests to: TWO, 1601 Utica Avenue South, Suite 900, St. Louis Park, MN 55416, (612) 453-4100.

Contact

Margaret Karr, Head of Investor Relations, TWO, (612) 453-4080, Margaret.Karr@twoinv.com